                                 EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                                   RPM, INC.


                             RPM OF ILLINOIS, INC.


                             RUST-OLEUM CORPORATION

                                      AND


                 CERTAIN SHAREHOLDERS OF RUST-OLEUM CORPORATION

                                                                         Page
                                                                         ----


                               TABLE OF CONTENTS
                               -----------------

Parties and Recitals  . . . . . . . . . . . . . . . . . . . . . .          1


                                   ARTICLE I

                                  THE MERGER
                                  ----------

Section 1.1  The Merger . . . . . . . . . . . . . . . . . . . . .          1
Section 1.2  Effective Time . . . . . . . . . . . . . . . . . . .          2
Section 1.3  Effects of the Merger  . . . . . . . . . . . . . . .          2
Section 1.4  Articles of Incorporation
               and By-laws  . . . . . . . . . . . . . . . . . . .          2
Section 1.5  Directors  . . . . . . . . . . . . . . . . . . . . .          2
Section 1.6  Officers . . . . . . . . . . . . . . . . . . . . . .          2
Section 1.7  Conversion of Securities . . . . . . . . . . . . . .          3
Section 1.8  Parent to Make Cash Available  . . . . . . . . . . .          3
Section 1.9  No Further Ownership Rights
               in Class A Common Stock  . . . . . . . . . . . . .          4
Section 1.10 Closing of Company Transfer Books  . . . . . . . . .          4
Section 1.11 Dissenting Shares  . . . . . . . . . . . . . . . . .          4
Section 1.12 Lost Certificates  . . . . . . . . . . . . . . . . .          5
Section 1.13 Further Assurances . . . . . . . . . . . . . . . . .          5
Section 1.14 Closing  . . . . . . . . . . . . . . . . . . . . . .          5


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                   ----------------------------------------

Section 2.1  Organization, Standing and Power . . . . . . . . . .          6
Section 2.2  Authority; Non-Contravention . . . . . . . . . . . .          6
Section 2.3  Interested Shareholder . . . . . . . . . . . . . . .          8
Section 2.4  Financial Ability  . . . . . . . . . . . . . . . . .          8
Section 2.5  Brokers  . . . . . . . . . . . . . . . . . . . . . .          8


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

Section 3.1  Organization, Standing and Power . . . . . . . . . .          8
Section 3.2  Capital Structure  . . . . . . . . . . . . . . . . .          9
Section 3.3  Title to Common Stock  . . . . . . . . . . . . . . .          9
Section 3.4  Authority; Non-Contravention . . . . . . . . . . . .         10
Section 3.5  Financial Statements . . . . . . . . . . . . . . . .         11
Section 3.6  Absence of Certain Changes or Events
               Since Balance Sheet Date . . . . . . . . . . . . .         11

                                                                         Page
                                                                         ----

Section 3.7  Minimum Net Worth  . . . . . . . . . . . . . . . . .         12
Section 3.8  Title to Real Estate . . . . . . . . . . . . . . . .         13
Section 3.9  Availability of Material Contracts.  . . . . . . . .         13
Section 3.10 Executive Compensation & Benefit Plans . . . . . . .         13
Section 3.11 Taxes  . . . . . . . . . . . . . . . . . . . . . . .         14
Section 3.12 Patents, Trade Names, Trademarks
               and Other Rights . . . . . . . . . . . . . . . . .         14
Section 3.13 Environmental Matters  . . . . . . . . . . . . . . .         15
Section 3.14 Litigation . . . . . . . . . . . . . . . . . . . . .         17
Section 3.15 Collective Bargaining Arrangements . . . . . . . . .         17
Section 3.16 Brokers  . . . . . . . . . . . . . . . . . . . . . .         17


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES REGARDING SUB
                 --------------------------------------------

Section 4.1  Organization and Standing  . . . . . . . . . . . . .         17
Section 4.2  Capital Structure  . . . . . . . . . . . . . . . . .         18
Section 4.3  Authority; Non-Contravention . . . . . . . . . . . .         18


                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

Section 5.1  Conduct of Business by the Company
               Pending the Merger . . . . . . . . . . . . . . . .         19
Section 5.2  Conduct of Business of Sub
               Pending the Merger . . . . . . . . . . . . . . . .         21


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

Section 6.1  Stockholder Approval . . . . . . . . . . . . . . . .         21
Section 6.2  Access to Information  . . . . . . . . . . . . . . .         22
Section 6.3  Fees and Expenses  . . . . . . . . . . . . . . . . .         23
Section 6.4  Reasonable Efforts . . . . . . . . . . . . . . . . .         23
Section 6.5  Public Announcements . . . . . . . . . . . . . . . .         24
Section 6.6  Transfer Taxes . . . . . . . . . . . . . . . . . . .         24
Section 6.7  Indemnification of Directors
               and Officers . . . . . . . . . . . . . . . . . . .         24
Section 6.8  Cafeteria Plan . . . . . . . . . . . . . . . . . . .         25
Section 6.9  Termination of Employees . . . . . . . . . . . . . .         25
Section 6.10 Improvements Act Filings . . . . . . . . . . . . . .         25
Section 6.11 Financial Statements . . . . . . . . . . . . . . . .         26

                                                                          Page
                                                                          ----
                                 ARTICLE VII

                      CONDITIONS PRECEDENT TO THE MERGER
                      ----------------------------------

Section 7.1  Conditions to Each Party's Obligation
                 to Effect the Merger . . . . . . . . . . . . . . .        26
                 (a) Stockholder Approval   . . . . . . . . . . . .        26
                 (b) No Order . . . . . . . . . . . . . . . . . . .        26
                 (c) Improvements Act Waiting Period  . . . . . . .        26
                 (d) Escrow Agreement . . . . . . . . . . . . . . .        26
                 (e) Other Approvals  . . . . . . . . . . . . . . .        26

Section 7.2  Conditions to Obligation of the Company
                 to Effect the Merger . . . . . . . . . . . . . . .        27
                 (a) Performance of Obligations;
                        Representations and Warranties  . . . . . .        27
                 (b) Officers' Certificate  . . . . . . . . . . . .        27
                 (c) Opinion of Counsel . . . . . . . . . . . . . .        27
                 (d) Solvency Certificate . . . . . . . . . . . . .        27
                 (e) Other Documents  . . . . . . . . . . . . . . .        27

Section 7.3  Conditions to Obligations of Parent
                 and Sub to Effect the Merger . . . . . . . . . . .        27
                 (a) Performance of Obligations;
                        Representations and Warranties  . . . . . .        28
                 (b) Third Party Consents   . . . . . . . . . . . .        28
                 (c) Officers Certificate   . . . . . . . . . . . .        28
                 (d) Opinion of Sidley & Austin . . . . . . . . . .        28
                 (e) Opinion of Katten, Muchin & Zavis  . . . . . .        28
                 (f) Opinion of General Counsel of Company  . . . .        28
                 (g) Other Documents  . . . . . . . . . . . . . . .        28
                 (h) Certain Company Loans  . . . . . . . . . . . .        29
                 (i) Termination of Supplemental
                        Pension Plan  . . . . . . . . . . . . . . .        29


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

Section 8.1   Termination . . . . . . . . . . . . . . . . . . . . .        29
Section 8.2   Effect of Termination . . . . . . . . . . . . . . . .        30
Section 8.3   Amendment . . . . . . . . . . . . . . . . . . . . . .        30
Section 8.4   Waiver  . . . . . . . . . . . . . . . . . . . . . . .        30

                                                                        Page
                                                                        ----
                                  ARTICLE IX

                              GENERAL PROVISIONS
                              ------------------

Section 9.1   Non-Survival of Representations,
                Warranties and Agreements . . . . . . . . . . . .       31
Section 9.2   Several Liability . . . . . . . . . . . . . . . . .       31
Section 9.3   Provisions Relating to
                Tax Representation  . . . . . . . . . . . . . . .       31
Section 9.4   Notices . . . . . . . . . . . . . . . . . . . . . .       33
Section 9.5   Interpretation  . . . . . . . . . . . . . . . . . .       34
Section 9.6   Counterparts  . . . . . . . . . . . . . . . . . . .       34
Section 9.7   Entire Agreement; No Third-Party
                Beneficiaries . . . . . . . . . . . . . . . . . .       34
Section 9.8   Governing Law . . . . . . . . . . . . . . . . . . .       34
Section 9.9   Assignment  . . . . . . . . . . . . . . . . . . . .       35
Section 9.10  Severability  . . . . . . . . . . . . . . . . . . .       35
Section 9.11  Enforcement of this Agreement . . . . . . . . . . .       35
Section 9.12  Trustee Liability . . . . . . . . . . . . . . . . .       35

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                 AGREEMENT AND PLAN OF MERGER, dated as of May 3, 1994 (this "Agreement"), among RPM, Inc., an Ohio corporation, ("Parent"), RPM of Illinois, Inc. an Illinois corporation and a wholly-owned subsidiary of Parent ("Sub"), Rust-Oleum Corporation, an Illinois corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations") and the individuals and other entities set forth on Exhibit I hereto (the "Named Shareholders").


                              W I T N E S S E T H:
                              -------------------

                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Class A Common Stock, no par value, of the Company ("Class A Common Stock") not owned directly or indirectly by the Company will be converted into an amount per share equal to the Total Merger Consideration (as hereinafter defined) divided by the total number of issued and outstanding shares of Class A Common Stock at the Effective Time (as hereinafter defined);

                 WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Business Corporation Act of the State of Illinois (the "IBCA"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the election of Parent, any direct wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the IBCA.

                 Section 1.2 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein, Articles of Merger shall be executed by each Constituent Corporation and filed with the Secretary of State of the State of Illinois in accordance with the requirements of the IBCA. The Merger shall become effective when the Certificate of Merger (the "Certificate of Merger") with respect to the Merger is issued by the Secretary of State of the State of Illinois; PROVIDED, HOWEVER, that, this Agreement may be amended to provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is issued by the Secretary of State of the State of Illinois. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is issued by the Secretary of State of the State of Illinois or such later time established by any such amendment.

                 Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 11.50 of the IBCA.

                 Section 1.4 ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 Section 1.5 DIRECTORS. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                 Section 1.6 OFFICERS. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal; provided, however, that at the Effective Time Messrs. Donald C. Fergusson, Leonard P. Judy, Wilbert B. Bartelt, Jeffrey A. Bott, Michael T. Murphy, James J. Mahoney, Richard W. Manning and William R. McCarrell will cease being Chairman of the Board and President, Chief Executive Officer, Executive Vice President, Vice President - Finance & Treasurer, Vice President and Secretary & General

Counsel, Vice President - Consumer Business Group, Vice President - Operations and President & General Manager of Rust-Oleum Concrete Protection Systems, Inc., respectively, and Messrs. Thomas C. Sullivan and James A. Karman will
become President,      and Treasurer and Secretary, respectively.

                 Section 1.7 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company:

                 (a) All shares of Common Stock (as hereinafter defined) that are held in the treasury of the Company or by any wholly-owned Subsidiary (as hereinafter defined) of the Company shall be cancelled and retired without payment of any consideration therefor and without any conversion thereof and shall cease to exist.

                 (b) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, without par value of the Surviving Corporation.

                 (c) Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.7(a) and other than Dissenting Shares (as defined in Section 1.11), if any) shall be converted into the right to receive an amount of cash equal to $176,500,000, minus the aggregate of any dividends paid by the Company after the date hereof (the "Total Merger Consideration"), divided by the total number of issued and outstanding shares of Class A Common Stock at the Effective Time.

                 Section 1.8 PARENT TO MAKE CASH AVAILABLE. Parent shall make available to Sub, which in turn shall make available to Bank One Evanston, NA as Exchange Agent hereunder (the "Exchange Agent") on the date of the Effective Time, cash equal to the Total Merger Consideration. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Class A Common Stock converted into the right to receive cash pursuant to Section 1.7, upon surrender to the Exchange Agent of one or more certificates representing shares of Class A Common Stock (the "Certificates") for cancellation, a check for an amount equal to the Total Merger Consideration divided by the total number of issued and outstanding shares of Class A Common Stock at the Effective Time, for each share of Class A Common Stock so converted. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the funds to be received in the Merger. If such check is to be sent to a person other than the person in whose name the Certificates are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of a Certificate for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 Section 1.9 NO FURTHER OWNERSHIP RIGHTS IN CLASS A COMMON STOCK. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Class A Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Class A Common Stock in accordance with the terms of this Agreement.

                 Section 1.10 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Class A Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

                 Section 1.11 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock which immediately prior to the Effective Time are held by shareholders who have properly exercised dissenters' rights under Sections 11.65 and 11.70 of the IBCA (the "Dissenting Shares") shall not be converted into the right to receive cash as provided in Section 1.7(c) hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Sections 11.65 and 11.70 of the IBCA; PROVIDED, HOWEVER, that, if any such holder shall withdraw or lose such holder's right to dissent and payment under the IBCA, such holder's outstanding Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive cash, without any interest thereon, as provided in Section 1.7(c) and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands for payment under Section 11.70 of the IBCA received by the Company. Except as required by applicable law, prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                 Section 1.12 LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall pay to such person the amount of cash payable to the holder of such lost, stolen or destroyed certificate determined in accordance with Section 1.7(c). When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the cash is to be paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond satisfactory to the Surviving Corporation in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to the Surviving Corporation against any claim that may be made against Parent, Sub or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                 Section 1.13 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                 Section 1.14 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois at 10:00 A.M., local time, on the second business day after the day on which the last of the conditions set forth in Article VII hereof shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------
                 Parent represents and warrants to the Company and to each Named Shareholder as follows:

                 Section 2.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is or, so far as can reasonably be determined, may be materially adverse to the assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

                 Section 2.2 AUTHORITY; NON-CONTRAVENTION. (a) Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Without limiting the foregoing, no vote or approval by the stockholders of Parent of this Agreement or the transactions contemplated hereby is required pursuant to any law, rule or regulation, the Articles of Incorporation or Code of Regulations of Parent, the rules of any securities exchange on which any securities of Parent are listed, any contract, agreement or other instrument or otherwise. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

                 (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent under, any provision of (i) the Articles of Incorporation or Code of Regulations (true and complete copies of which as of the date hereof have been delivered to the Company) of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 (c) No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of laws governing creation of Sub, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) such filings as may be required in connection with the Transfer Taxes described in
Section 6.6, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or "Blue Sky" laws of various states, (vi) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Improvements Act") and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 Section 2.3 INTERESTED SHAREHOLDER. Neither Parent nor any affiliate of Parent is an "Interested Shareholder" as defined in Section 7.85(c)(2) of the IBCA or an "interested shareholder" as defined in Section 11.75(c)(6) of the IBCA.

                 Section 2.4 FINANCIAL ABILITY. Parent has the financial ability to consummate the transactions contemplated by this Agreement and has furnished the Company with evidence thereof.

                 Section 2.5 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub other than any broker, investment banker or other person the fees and expenses of which, to the extent payable, have been or will be paid or caused to be paid by Parent.


                                  ARTICLE III


                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                      THE COMPANY AND CERTAIN SHAREHOLDERS
                      ------------------------------------
                 The Company and each Named Shareholder represent and warrant to Parent and Sub, except as set forth in the Disclosure Letter from the Company to Parent dated as of the date hereof relating to this Agreement (the "Disclosure Letter") as follows:

                 Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Disclosure Letter includes a list of all of the Company's Subsidiaries, all of which are wholly-owned.

                 Section 3.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 10,000,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock, no par value ("Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are hereinafter referred to as the "Common Stock". At the time of close of business on April 30, 1994, (i) 6,639,285 shares of Class A Common Stock and 473,225 shares of Class B Common Stock were issued and outstanding and (ii) no shares of Common Stock were held by the Company in its treasury. All outstanding shares of capital stock of the Company are, and all shares of capital stock which are to be issued by the Company as contemplated by Section 6.1 of this Agreement will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. At the date hereof, the issued and outstanding shares of capital stock of the Company are held of record as shown in the Disclosure Letter. Section
6.1 of this Agreement contemplates that each outstanding share of Class B Common Stock will be converted into one share of Class A Common Stock prior to the Effective Time. Except for the obligations of the Company under the Rust-Oleum Corporation 1984 Long-Term Incentive Program, as amended (the "LTI Program"), and the Company's Articles of Incorporation, and as contemplated by
Section 6.1 of this Agreement, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company. There are no outstanding stock appreciation rights ("SARs"). True and correct copies of the LTI Program and all amendments thereto have been furnished to Parent.

                 Section 3.3 TITLE TO COMMON STOCK. Each of the Named Shareholders is the beneficial owner of the number of shares of Class A Common Stock set forth opposite his, her or its name in Schedule 3.2 of the Disclosure Letter, free and clear of any liens, encumbrances, claims, limitations or restrictions other than such as may exist under the agreements or instruments, as amended, referred to on such Schedule 3.2, or under the partnership agreements, as amended, with respect to the partnerships referred to in such
Schedule 3.2. The Rust-Oleum Corporation 1984 Voting Trust, Renewed and Extended as of January 19, 1993 is the record owner of the number of shares of Class A Common Stock set forth opposite its name in Schedule 3.2 of the Disclosure Letter, free and clear of any liens, encumbrances, claims, limitations or restrictions other than any which may arise from the terms of the instrument creating such voting trust.

                 Section 3.4 AUTHORITY; NON-CONTRAVENTION. (a) The Board of Directors of the Company has approved this Agreement and directed that it be submitted to the shareholders of the Company, and the Company has all requisite power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of this Agreement by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                 (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or By-laws of the Company (true and complete copies of which as of the date hereof have been delivered to Parent), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 (c) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iii) such filings as may be required in connection with the Transfer Taxes described in Section 6.6, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or "Blue Sky" laws of various states, (v) such filings and approvals as may be required under the Improvements Act, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 Section 3.5 FINANCIAL STATEMENTS. Included in the Disclosure Letter are true and correct copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as at October 31, 1992 and 1993 (such balance sheet as of October 31, 1993 being herein called the "1993 Balance Sheet") and the related statements of income, of shareholders' investment and of cash flows for the fiscal years then ended, together with appropriate notes to such financial statements, all accompanied by the report thereon of KPMG Peat Marwick, independent certified public accountants, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1994 and the related statement of income for the five months period then ended. Such balance sheets and statements of income, of shareholders' investment and of cash flows, subject in the case of unaudited statements to normal year-end adjustments and to any other adjustments described therein, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Company and its Subsidiaries as at the date of such balance sheets and the results of operations and changes in financial position for the fiscal periods then ended.

                 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE BALANCE SHEET DATE. Between March 31, 1994 and the date hereof there has been:

                 (a) no increase in the indebtedness for borrowed money incurred by the Company and no incurrence of any other obligation or liability (fixed or contingent) except for trade obligations and borrowings for seasonal working capital requirements, in each case incurred in the ordinary course of business consistent with past practice;

                 (b) no Material Adverse Change with respect to the Company;

                 (c) no sale, transfer or other disposition by the Company or mortgage or pledge of, or imposition of any lien, charge or encumbrance on, any of its properties or assets, other than transactions (including the sale of capital assets) in the ordinary course of business consistent with past practice;

                 (d) no contribution to the capital of the Company, no dividend or other distribution or payment in respect of, and no subdivision, consolidation or other recapitalization of, the capital stock of the Company and no declaration or authorization of any of the foregoing;

                 (e) no proceedings with respect to the merger, consolidation, liquidation or reorganization of the Company; and

                 (f) no loan by the Company to any shareholder, director, officer or employee of the Company other than travel, expense or other advances to employees in the ordinary course of business consistent with the past practice.

                 3.7 MINIMUM NET WORTH. Net Worth shall be no less than $30,000,000 at the Effective Time. For purposes of this Section 3.7 the following terms shall have the meanings ascribed below: (a) "Net Worth" shall mean the consolidated net worth of the Company and its Subsidiaries calculated by deducting (i) the total liabilities determined in accordance with generally accepted accounting principles consistent with the methods and principles used to prepare the financial statements of the Company as of March 31, 1994 described in Section 3.5 (the "Agreed Accounting Principles"), from (ii) the total assets determined in accordance with the Agreed Accounting Principles. For the purposes hereof, Net Worth shall be calculated without reflection of any expenses or expense accruals relating to (i) any costs or expenses incurred in connection with this Agreement or the transactions contemplated hereby, (ii) any costs or expenses incurred in connection with or arising as a result of the termination of the Rust-Oleum Corporation Supplemental Pension Plan as required by Section 7.3(g), (iii) any compensation expense associated with awards under
Section 12 or Section 13 of the Rust-Oleum Corporation 1984 Long-Term Incentive Program, as amended, and (iv) any expense arising from the termination of any employees of the Company on or prior to the Effective Time at the direction of Parent as provided in Section 6.9. It is understood that the shareholders of the Company or any of them shall be entitled, but shall not be obligated, to make one or more contributions to the capital of the Company for the purpose of satisfying the foregoing representation and warranty. It is further understood that on or prior to the Effective Time the Company shall be entitled to reverse any and all previously accrued provisions for income taxes payable, and the full benefit of any such reversal shall be reflected in Net Worth at the Effective Time for the purposes of determining compliance with this Section 3.7.

                 Section 3.8 TITLE TO REAL ESTATE. The Disclosure Letter contains a list of each parcel of real estate owned by the Company (the "Real Estate"). The Company has good and marketable title to all of the Real Estate, subject to no mortgage, lien, security interest or other encumbrance of any kind except for (i) liens for taxes not yet due and payable or (ii) such easements, restrictions, defects in title, covenants and similar charges that do not render title to the property unmarketable or interfere in any material respect with the existing use of the property subject thereto.

                 Section 3.9 AVAILABILITY OF MATERIAL CONTRACTS. Included in the Disclosure Letter is a list of all loan or credit agreements, notes, bonds, mortgages, indentures, leases or other contracts, agreements or instruments, and all permits, concessions, franchises or licenses, in each case, which are applicable to the Company and which are believed by the management of the Company to be material to the business or assets of the Company. Parent, by its execution of this Agreement, acknowledges that it has been provided the opportunity to review copies of any and all items on such list that it may have requested. For the purposes hereof, the management of the Company shall be limited to the eight most senior executives of the Company as identified in the Disclosure Letter.

                 Section 3.10 EXECUTIVE COMPENSATION AND BENEFIT PLANS. (a) Included in the Disclosure Letter is a list of all material plans, programs, agreements and other arrangements providing any remuneration or benefits to any current management level employee of the Company, true and correct copies of which have been made available to Parent. Such list also includes the current annual salary and amounts paid under the LTI Program for fiscal year ended October 31, 1993, under the Company's Short-Term Incentive Plan (the "STIP") and under the Company's CBG Regional Sales Directors Short-Term Incentive Program, for fiscal year ended October 31, 1993 to each such management level employee.

                 (b) Neither the Company nor any Subsidiary of the Company maintains, or is required to contribute to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), on behalf of any employees of the Company or any Subsidiary of the Company other than a plan provided to Parent as described in Section 3.10(a). The Company has made available to Parent, with respect to each of such plans correct and complete copies of (i) all plan documents, amendments and trust agreements,
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed and (iii) the current summary plan description.

                 (c) The Company does not contribute, and is not obligated to contribute, to any multiemployer plan (within the meaning of section 4001 of ERISA) with respect to employees of the Company or any Subsidiary of the Company.

                 Section 3.11 TAXES. The Company and each of the Subsidiaries has filed all Tax Returns required to have been filed on or before the date hereof, and all Taxes required to have been paid on or before the date hereof by the Company and each Subsidiary have been timely paid. Neither the Company nor any of the Subsidiaries has agreed in writing to waive any statute of limitations in respect of Taxes of the Company or such Subsidiary. The Tax Returns referred to above relating to United States federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired. No issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to above are currently pending.
All deficiencies asserted or assessments made in writing as a result of any examination of the Tax Returns referred to above by a taxing authority have been paid in full. For the purposes of this Section 3.11, "Subsidiaries" shall mean the Subsidiaries of the Company listed in the Disclosure Letter; "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority; and "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                 Section 3.12 PATENTS, TRADE NAMES, TRADEMARKS AND OTHER RIGHTS. (a) The Disclosure Letter contains as of the date of this Agreement a list and description of (i) all United States and foreign patents and patent applications, all United States, state and foreign trademarks, service marks and trade names for which registrations have been issued or applied for, and all other United States, state and foreign trademarks, service marks and trade names, owned by the Company or in which the Company holds any right, license or interest (other than such trademarks, service marks and trade names which have not been used by the Company since January 1, 1993); (ii) all material agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to any asset, property or right of the character described in the preceding clause to which the Company is a party; (iii) all material licenses or agreements pertaining to know-how, trade secrets, inventions, disclosures or uses of ideas to which the Company is a party; and (iv) all registered assumed or fictitious names under which the Company is conducting business.

                 (b) No proceedings are pending or, to the knowledge of the Company, threatened against the Company which challenge the validity or ownership of any trademark, trade name or servicemark or the ownership of any other right or property referred to in this Section 3.12, and to the knowledge of the Company there is not any infringing use of any of the same by any other person.

                 (c) To the knowledge of the Company, the operations, activities, products, equipment, machinery or processes of the Company do not infringe the patents, trademarks, servicemarks, trade names, copyrights or other property rights of any other person.

                 Section 3.13 ENVIRONMENTAL MATTERS. (a) Except where failure to comply or resulting liability would not have a Material Adverse Effect on the Company, to the knowledge of the Company:

                 (i) neither the Company nor any Subsidiary of the Company has received during the past five years any notice of violation by the Company or any such Subsidiary of any Environmental Law from any governmental authority which has not been complied with;

                 (ii) since January 1, 1989, no notice under applicable Environmental Laws reporting the accidental release of any hazardous substance into the environment has been filed by or on behalf of the Company or any of its Subsidiaries;

                 (iii) neither the Company nor any Subsidiary of the Company has received any notice from any governmental authority alleging that the Company or any Subsidiary of the

         Company is a liable party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), any state superfund laws or laws relating to environmental clean-up.

For the purposes hereof, "Environmental Laws" shall mean federal and state laws and regulations governing the protection of the environment, such as the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601, ET SEQ., as amended (CERCLA); the Resource Conversation and Recovery Act, as amended, 42 U.S.C. Section Section 6901 ET SEQ.; the Clean Water Act, 33 U.S.C. Section Section 1251 ET SEQ.; the Clean Air Act, 42 U.S.C. Section Section 7401 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section Section 2601 ET SEQ.; and the Safe Drinking Water Act, 42 U.S.C. Section Section 300f through 300j.

                 (b) Prior to the Effective Time, Parent, at its sole cost and expense shall have the right to perform, and the Company shall grant reasonable access necessary to perform, an inspection of each or any parcel included in the Real Estate. The Company shall provide reasonable information as requested by Parent to confirm the Company's compliance with Environmental Laws. This inspection and review shall be known as the "Phase I Environmental Assessment". If requested by Parent, the Company shall allow ambient air quality, soil, surface water and groundwater sampling at the Real Estate, or any parcel included the Real Estate (the "Phase II Environmental Assessment"). If
Parent determines to conduct any Phase II Environmental Assessment, Parent shall submit to the Company for approval its proposed scope of work. The Phase II Environmental Assessment shall be completed prior to the Effective Time. Parent has provided the Company with the names of each consultant or contractor to be employed by Parent to conduct the Phase I and the Phase II Environmental Assessment. Parent and the Company shall cooperate to assert and maintain any available privileges, including attorney-client privilege, regarding the information and reports generated during the Phase I and the Phase II Environmental Assessments. Parent shall arrange with those performing any Environmental Assessment to submit to the Company, simultaneously with submission to Parent, all analytical results, draft reports or final reports of any Phase I and Phase II Environmental Assessment that may be performed. No final report of any Environmental Assessment shall be prepared until Parent and the Company have approved the final draft, which approval shall not be unreasonably withheld. Neither Parent nor the Company shall disclose any information, draft report or final report prepared during any Phase I or Phase II Environmental Assessment to any party, including governmental authorities, without the written consent of the other, unless disclosure is necessary to enforce the terms of this Agreement or required by valid legal process. Parent shall conduct the activities authorized by this Section 3.13(b) in such a manner so as not to interfere unreasonably with the Company's ongoing operations and shall use reasonable efforts to minimize any disruption to such operations. Parent shall restore the Real Estate to substantially the same condition it was in prior to the Environmental Assessments.

                 Section 3.14 LITIGATION. As of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company which are reasonably expected to have a Material Adverse Effect on the Company.

                 Section 3.15 COLLECTIVE BARGAINING ARRANGEMENTS. The Company is not a party to or bound by any employee collective bargaining agreement; nor is the Company a party to or affected by or, to the knowledge of the Company, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Company.

                 Section 3.16 BROKERS. No broker, investment banker or other person, other than Lehman Brothers, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Pursuant to an engagement letter between the Company and Lehman Brothers, Inc., the Company has agreed to pay Lehman Brothers, Inc. the sum of $1,400,000 upon consummation of the Merger, a copy of which will be delivered to Parent prior to the Effective Time.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB
                  --------------------------------------------

                 Parent and Sub jointly and severally represent and warrant to the Company and to each Named Shareholder as follows:

                 Section 4.1 ORGANIZATION AND STANDING. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Sub was organized solely for the purpose of Parent's acquisition of the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and with this Agreement.

                 Section 4.2 CAPITAL STRUCTURE. The authorized capital stock of Sub consists of 1,000 Common Shares, without par value, 100 of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

                 Section 4.3 AUTHORITY; NON-CONTRAVENTION. (a) Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms.

                 (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the Certificate of Incorporation or By-laws (true and complete copies of which as of the date hereof have been delivered to the Company) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Sub, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 (c) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Sub in connection with the execution and delivery of this Agreement by the Sub or the consummation by the Sub of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and (ii) such filings and approvals as may be required under the Improvements Act.



                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

                 Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the ordinary course and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by this Agreement including the Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

                 (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to shareholders of the Company in their capacity as such, other than (1) ordinary quarterly dividends by the Company consistent with past practice in an amount not in excess of $.165 per share of Common Stock, (2) dividends declared prior to the date of this Agreement or
         (3) dividends payable to the Company declared by any of the Company's Subsidiaries; (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the conversion of the Class B Common Stock into shares of Class A Common Stock as contemplated by Section 6.1); or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Common Stock during the period from the date of this Agreement through the Effective Time (y) in accordance with the terms of the LTI Program or (z) in connection with the vesting of any Class B Common Stock or the conversion of Class B Common Stock into Class A Common Stock as contemplated by Section 6.1);

        (c) amend its Articles of Incorporation or amend in any material respects its By-laws;

        (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

        (e) except in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

        (f) except in the ordinary course of business consistent with past practice, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary of the Company;

        (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company; or

        (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan or employment or consulting agreement (including, without limitation, the plans, programs, agreements and arrangements referred to in Section 3.10) except compensation increases to employees other than management level employees associated with promotions and annual reviews in the ordinary course of business.

                 Section 5.2 CONDUCT OF BUSINESS OF SUB PENDING THE MERGER. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

                 Section 6.1 STOCKHOLDER APPROVAL. Within one business day of the termination or expiration of the waiting period under the Improvements Act, the holders of all of the outstanding shares of Class A Common Stock shall execute a consent in writing pursuant to Section 7.10(a) of the IBCA approving a proposal to convert, effective upon the execution of such consent by the holders of all of the outstanding shares of Class A Common Stock, all of the outstanding shares of Class B Common Stock into an equal number of shares of Class A Common Stock as provided in the Company's Articles of Incorporation. Promptly after the execution of the foregoing consent by the holders of all of the outstanding shares of Class A Common Stock, the Company shall deliver to all shareholders of the Company entitled to vote upon the Merger a notice in writing informing such shareholders of the proposed execution of a written consent pursuant to Section 7.10(a) of the IBCA with respect to the Merger. Promptly thereafter, but at least five days after the delivery of the foregoing notice, holders of at least two-thirds of the outstanding Class A Common Stock shall execute a consent in writing pursuant to Section 7.10(a) of the IBCA approving this Agreement. Promptly after the effective date of such consent as provided above, the Company shall give written notice of the taking of the action contained in such consent without a meeting to all holders of Common Stock who did not execute such consent. Such notice shall include (i) a copy of the Descriptive Memorandum dated February, 1994, (ii) the consolidated financial statements of the Company and its Subsidiaries referred to in Section
3.5 and (iii) the fairness opinion delivered by Lehman Brothers, Inc. In addition, such notice shall inform such shareholders of their right to dissent and the procedure to dissent.

                 Section 6.2. ACCESS TO INFORMATION. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In no event shall the Company be required to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof.

                 (b) Except as required by law, Parent and its directors, officers, employees, associates, agents and advisors (collectively "Representatives") will hold, and Parent will cause its subsidiaries and affiliates to hold, any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to it or its Representatives by or on behalf of the Company (the "Evaluation Material") in confidence and will not disclose any of the Evaluation Material in any manner whatsoever and will ensure that such subsidiaries, affiliates and Representatives do not disclose such information to others without the prior written consent of the Company; provided, however, that Parent may disclose Evaluation material only to such of its subsidiaries, affiliates and Representatives who need to know such information. Evaluation Material shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Parent or its subsidiaries, affiliates or Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to Parent or its subsidiaries, affiliates or Representatives. Neither Parent nor any of its Subsidiaries, affiliates or Representatives shall use any Evaluation Material in any manner that is detrimental to the Company, including without limitation, by using any Evaluation Material in connection with any solicitation of any of the customers of the Company or otherwise for the purpose of obtaining a competitive advantage. In the event of termination of this Agreement for any reason, Parent shall, and shall cause its subsidiaries, affiliates and Representatives to, promptly return or destroy all Evaluation Material and any copies made of such documents. Parent FURTHER agrees not to, and to cause its subsidiaries, affiliates and Representatives to whom it has made the Evaluation Material available or with whom it has discussed the Company or its employees not to, solicit to employ any of the current officers or employees of the Company so long as they are employed by the Company without obtaining prior written consent of the Company. In the event that this Agreement terminates, Parent agrees that this Section 6.2(b) shall survive for a period of three years from the date hereof.

                 Section 6.3 FEES AND EXPENSES. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. In the event that the Merger is consummated, the Company agrees that all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be reflected on the books and records of the Company as expenses applicable to the period ending at the Effective Time.

                 (b) To the extent that the costs and expenses of Lehman Brothers, Sidley & Austin and Hewitt Associates incurred by the Company in connection with this transaction exceed $2,000,000, such costs and expenses shall be paid by the Named Shareholders.

                 Section 6.4 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from holders of Class A Common Stock and third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

                 Section 6.5 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

                 Section 6.6 TRANSFER TAXES. Parent, Sub and the Company agree that the Company (prior to the Merger) and the Surviving Corporation (following the Merger) will pay, and will indemnify the holders of the Common Stock against, any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Merger or the surrender of the Common Stock pursuant to the Merger (collectively, "Transfer Taxes"), and
any penalties or interest with respect to the Transfer Taxes.   The Company
agrees to cooperate with Sub and Parent in the filing of any returns with respect to the Transfer Taxes, including supplying promptly upon request by Parent a complete list of all real property interests held by the Company or its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. Not later than ten (10) days prior to the Effective Time, Parent shall deliver to the Company a schedule setting forth the portion of the Merger consideration to be allocated to any real property owned by the Company, and shall consider in good faith changes to
such schedule requested by the Company.   The shareholders of the Company shall
be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.6 in the preparation of any return with respect to the Transfer Taxes. Parent, Sub and the Company expressly agree that the provisions of this
Section 6.6 are intended to be for the benefit of each party to this Agreement and those persons holding Common Stock at the Effective Time.

                 Section 6.7 INDEMNIFICATION OF DIRECTORS AND OFFICERS. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries for acts or omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions to the fullest extent permitted by the IBCA.

                 Section 6.8 CAFETERIA PLAN. Parent shall cause to be maintained through December 31, 1994 each cafeteria plan of the Company within the meaning of Section 125 of the Code so as to prevent the forfeiture of unused participant account balances under the plan.

                 Section 6.9 TERMINATION OF EMPLOYEES. (a) Subject to the receipt by the Company of an agreement, in form and substance satisfactory to the Company, from Parent indemnifying all officers, directors, employees, agents and other representatives of the Company, as well as each Named Shareholder, against all liabilities, costs and expenses, including any and all fees and expenses of counsel and other costs of defense or investigation, resulting from or arising in connection with any action taken pursuant to or otherwise contemplated by this Section 6.9, the Company agrees to terminate, effective as of the Effective Time, the employment with the Company of any employee of the Company the termination of whom is requested by Parent in writing. The parties hereto acknowledge that the rights of individual employees under applicable law or otherwise will be given due consideration in the implementation of this Section 6.9.

                 (b) In the event the Merger is consummated, the Company agrees that all severance and other costs and expenses incurred by the Company in connection with the termination of any employee of the Company pursuant to
Section 6.9(a) shall be reflected on the books and records of the Company as expenses applicable to the period ending at the Effective Time.

                 Section 6.10 IMPROVEMENTS ACT FILINGS. Parent and the Company shall promptly (and, in any event, by May 15, 1994) make their respective filings, and shall thereafter promptly make any required submissions, under the Improvements Act with respect to the Merger. Each of Parent, Sub and the Company will use its best efforts to cause the satisfaction of the waiting period under the Improvements Act. Parent and the Company will furnish to each other such necessary information and reasonable assistance as may be requested in connection with their respective preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the Improvements Act. The Company and Parent will supply each other with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between either of them or their respective representatives and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

                 6.11 FINANCIAL STATEMENTS. The Company shall use reasonable efforts to assist Parent in obtaining the services of KPMG Peat Marwick and any required consent to the use of their report regarding audited financial statements of the Company as of the Effective Time in such form that they can be used in connection with Parent's required filings with the Securities and Exchange Commission. The fees and expenses of KPMG Peat Marwick and all other costs and expenses associated with the preparation of such audited financial statements shall be paid by Parent.


                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

                 Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved by the requisite consent of the holders of Class A Common Stock as contemplated by Section 6.1(a).

                 (b) NO ORDER. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making the Merger or the transactions contemplated hereby illegal.

                 (c) IMPROVEMENTS ACT WAITING PERIOD. The applicable waiting period under the Improvements Act shall have expired or been terminated.

                 (d) ESCROW AGREEMENT. The Parent and Named Shareholders depositing $1,000,000 thereunder shall have executed the Escrow Agreement (as hereinafter defined).

                 (e) OTHER APPROVALS. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on Parent (assuming the Merger had taken place) shall have been obtained, shall have occurred or shall have been filed.

                 Section 7.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                 (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Parent and Sub shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date, in each case except as contemplated or permitted by this Agreement.

                 (b) OFFICERS' CERTIFICATE. Parent shall have furnished to the Company a certificate, dated the Effective Time, signed by the appropriate officers of Parent, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in this Section 7.2, insofar as they relate to Parent, have been satisfied in full.

                 (c) OPINION OF COUNSEL. The Company shall have received an opinion of Calfee, Halter & Griswold, in form and substance satisfactory to the Company, dated the Effective Time, substantially to the effect set forth in Exhibit II.

                 (d) SOLVENCY CERTIFICATE. Parent and Sub shall have furnished a certificate in the form reasonably satisfactory to the Company and its counsel with respect to the solvency of the Parent and Sub on and after the consummation of the transactions contemplated hereby.

                 (e) OTHER DOCUMENTS. Parent and Sub shall have furnished to the Company at the Closing such other customary documents, certificates or instruments as the Company may reasonably request evidencing compliance by Parent and Sub with the terms of this Agreement.

                 Section 7.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                 (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date and each of the representations and warranties that is not so qualified shall be true in all material respects on and as of the Effective Time as if made on and as of such date, in each case except as contemplated or permitted by this Agreement.

                 (b) THIRD PARTY CONSENTS. All required authorizations, consents or approvals of any third party (other than a Governmental Entity), the failure to obtain which would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained.

                 (c) OFFICERS' CERTIFICATE. The Company shall have furnished to Parent a certificate, dated the Effective Time, signed by the appropriate officers of the Company, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in this Section 7.3, insofar as they relate to the Company, have been satisfied.

                 (d) OPINION OF SIDLEY & AUSTIN. Parent shall have received an opinion of Sidley & Austin, special counsel to the Company, in form and substance satisfactory to Parent, dated the Effective Time, substantially to the effect set forth in Exhibit III.

                 (e) OPINION OF KATTEN, MUCHIN & ZAVIS. Parent shall have received an opinion of Katten, Muchin & Zavis, special counsel to certain Named Shareholders in form and substance satisfactory to Parent, dated the Effective Time, substantially to the effect set forth in Exhibit IV.

                 (f) OPINION OF GENERAL COUNSEL OF COMPANY. Parent shall have received an opinion of Michael T. Murphy, Secretary and General Counsel of the Company, in form and substance satisfactory to Parent, dated the Effective Time, substantially to the effect set forth in
         Exhibit V.

                 (g) OTHER DOCUMENTS. The Company shall have furnished to Parent at the Closing such other customary documents, certificates or instruments as Parent may reasonably request evidencing compliance by the Company with the terms of this Agreement.

                 (h) CERTAIN COMPANY LOANS. All loans by the Company to the persons listed in Schedule 7.3 to the Disclosure Letter shall have been repaid in full.

                 (i) TERMINATION OF SUPPLEMENTAL PENSION PLAN. The Company shall have terminated the Rust-Oleum Corporation Supplemental Pension Plan.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

                 Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the shareholders of the Company:

                 (a)  by mutual consent of Parent and the Company;

                 (b) by Parent if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by the Company prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by the Company of notice of such failure to comply or (ii) the shareholders of the Company shall have failed to approve this Agreement on or before December 31, 1994;

                 (c) by the Company if Parent shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Parent prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by Parent of notice of such failure to comply or;

                 (d) by either Parent or the Company if (i) the Merger has not been effected on or prior to the close of business on December 31, 1994; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date, or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                 (e) by either Parent or the Company if there has been (i) a material breach by the other of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of notice of the breach.

                 Section 8.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Parent or the Company, as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, any Named Shareholder, Parent or Sub or their respective officers or directors (except as set forth in Section 6.2(b), Section 6.3 and Section 6.5 which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of any covenant or agreement contained in this Agreement.

                 (b) Unless the Closing occurs, the sole and exclusive remedy of Parent, Sub and the Company for the breach by any other party hereto of any representation or warranty contained in Articles II, III or IV hereof, as applicable, shall be to terminate this Agreement as provided in Section 8.1.

                 Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval by shareholders of the Company, no amendment shall be made which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 Section 8.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

                 Section 9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except (i) the representation set forth in Section
3.3 (which shall survive indefinitely), (ii) the representation set forth in
Section 3.11 (which shall survive for a period of six years from the Effective
Time) and (iii) for the provisions of Article I and Sections 6.3, 6.6, 6.7, and
6.8 which shall survive indefinitely.

                 Section 9.2 SEVERAL LIABILITY. Notwithstanding anything contained in this Agreement to the contrary, the liability of the Named Shareholders under Section 3.3 shall be several and not joint or joint and several and shall be determined as if such representation and warranty applied only to such Named Shareholder and to the shares of Class A Common Stock set forth opposite its name in Schedule 3.2 of the Disclosure Letter.

                 Section 9.3 PROVISIONS RELATING TO TAX REPRESENTATION. (a) To secure the obligations of the Company and the Named Shareholders with respect to any amount owing by the Company or the Named Shareholders pursuant to this Agreement as a result of a breach of the representation and warranty set forth in Section 3.11 (hereinafter, "Tax Losses"), at the Effective Time the Named Shareholders shall, collectively, deposit, or, if prior to the Effective Time the trustees under the Rust-Oleum Corporation 1984 Voting Trust Agreement, Renewed and Extended as of January 19, 1993 (the "Voting Trust") shall have provided notice to the Exchange Agent that the Voting Trust shall have been amended to permit the Exchange Agent to deposit funds only out of funds otherwise distributable to the Named Shareholders under the Voting Trust, the Exchange Agent shall deposit, an amount of cash equal to One Million Dollars ($1,000,000) pursuant to an escrow agreement to be entered into among Parent and each Named Stockholder depositing funds thereunder (the "Escrow Agreement"). The Escrow Agreement shall provide for the investment of the funds deposited thereunder in accordance with instructions from Donald C. Fergusson, the retention of all income earned upon such funds until the termination of the Escrow Agreement, the termination of the Escrow Agreement to be no later than six years from the Effective Time, and the disbursement of the funds held on deposit under the Escrow Agreement. If funds held pursuant to the Escrow Agreement are insufficient to satisfy Tax Losses, the Named Shareholders shall remain liable for such Tax Losses in accordance with, and subject to the limitations of, this Agreement. In no event shall a Named Shareholder be liable with respect to any Tax Loss relating to a breach of the representation and warranty set forth in
Section 3.11 unless and until reasonable documentation is provided to the Named Shareholders substantiating such Tax Loss. It is understood that prior to the Effective Time the Named Shareholders will enter into an agreement providing for contribution among themselves to the liabilities with respect to the representations and warranties contained in Section 3.11 in proportion to the amount of proceeds received by them, respectively.

                 (b) Parent shall (and after the Effective Time shall cause the Company and each of the Subsidiaries to) promptly notify the Named Shareholders in writing upon receipt by Parent, the Company or any of the Subsidiaries (or any affiliate or agent thereof) of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which could affect the liability of the Company or any of the Named Shareholders for a breach of the representation and warranty set forth in
Section 3.11. The Named Shareholders, acting collectively or through an agent or other representative, shall have the sole right to represent the Company's or any Subsidiary's interests in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes for which the Company or the Named Shareholders could be liable pursuant to Section 3.11, and to employ counsel of the Named Shareholders' choice at the Named Shareholders' expense. Upon the reasonable request of Parent, the Named Shareholders, acting collectively or through an agent or other representative, agree to provide Parent information in reasonable detail regarding the progress of any such Tax audit or administrative proceeding or court proceeding and to give good faith consideration to any comments or suggestions of Parent with respect thereto, it being understood that such consultation and consideration shall not in any way limit or restrict the discretion of the Named Shareholders in the conduct of such Tax audit or administrative proceeding or court proceeding. Neither Parent (nor, after the Effective Time, the Company or any of the Subsidiaries) nor any affiliate or agent thereof shall agree to settle any claim relating (in whole or in part) to Taxes for which the Company and the Named Shareholders could be liable pursuant to Section 3.11 without the prior written consent of each of the Named Shareholders. Notwithstanding Section 9.1, the agreements in this paragraph (b) shall survive indefinitely.

                 (c) After the Effective Time, each of the Parent, the Company and each Subsidiary (and each affiliate and agent thereof) shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Taxes for which the Company and the Named Shareholders could be liable pursuant to Section 3.11, including, without limitation, supplying the Named Shareholders or their designated representative with all necessary documents then in the possession of the Company or any Subsidiary or affiliate thereof. Neither the Company nor any Subsidiary shall, after the Effective Time, destroy or dispose of any documents relating to Taxes for which the Company and the Named Shareholders may be liable pursuant to
Section 3.11 without first offering to deliver the same to the Named Shareholders. Notwithstanding Section 9.1, the agreements in this paragraph
(c) shall survive indefinitely.

                 (d) All payments owing by the Named Shareholders in accordance with the terms of this Agreement as a result of a breach of the representation and warranty set forth in Section 3.11 shall be reduced by (i) any Taxes of the Company or any Subsidiary paid on or before the date hereof that are refunded to the Parent, the Company or any Subsidiary (or any affiliate or agent thereof) (or are used to reduce future Tax obligations of any thereof) and (ii) any net Tax benefits arising from the same circumstances that gave rise to such payments by the Named Shareholders. Notwithstanding
Section 9.1, the agreements in this paragraph (d) shall survive indefinitely.

                 Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to Parent or Sub, to

                                  RPM, Inc.
                                  2628 Pearl Road
                                  Medina, Ohio  44258
                                  Attention:  Thomas C. Sullivan, Chairman

                                  with copies to:

                                  Calfee, Halter & Griswold
                                  800 Superior Avenue
                                  Suite 1800
                                  Cleveland, Ohio  44114
                                  Attention:  William A. Papenbrock

                 (b)      if to the Company, to

                                  Rust-Oleum Corporation
                                  11 Hawthorn Parkway
                                  Vernon Hills, IL  60061
                                  Attention:  Donald C. Fergusson, Chairman

                          with a copy to:

                                  Thomas A. Cole
                                  Sidley & Austin
                                  One First National Plaza
                                  Chicago, Illinois  60603

                 (c)      If to any Named Shareholder, to

                                  c/o Donald C. Fergusson
                                  Rust-Oleum Corporation
                                  11 Hawthorn Parkway
                                  Vernon Hills, Illinois  60061

                 Section 9.5 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used herein the "knowledge" of the Company shall mean the actual knowledge of any one of the eight most senior executives of the Company as identified in the Disclosure Letter.

                 Section 9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                 Section 9.7 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for provisions of Sections 1.8, 6.6, 6.7 and 6.8, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                 Section 9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 Section 9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                 Section 9.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

                 Section 9.11 ENFORCEMENT OF THIS AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 Section 9.12 TRUSTEE LIABILITY. The parties hereto acknowledge and agree that any trustee who is a signatory to this Agreement is not acting in his/her individual capacity when signing on behalf of a trust, but is acting solely as trustee of that trust and shall not be liable personally to any other party for an actual or alleged breach of any provision contained in this Agreement. Each party agrees to look solely to the estate of the respective trust, and not to the trustee in such trustee's individual capacity, for any damages, or other remedy for such trust's breach of any provision contained in this Agreement.

                 IN WITNESS WHEREOF, the undersigned have set their hands to this Agreement or have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                           RPM, INC.


                                           By Thomas C. Sullivan
                                              ------------------------
                                              Thomas C. Sullivan,
                                              Chairman of the Board and
                                              Chief Executive Officer


Attest:


William A. Papenbrock
- - -----------------------------
Name: William A. Papenbrock
Title: Assistant Secretary

                                           RPM OF ILLINOIS, INC.



                                           By Thomas C. Sullivan
                                              ----------------------
                                              Thomas C. Sullivan,
                                              President

Attest:


William A. Papenbrock
- - ----------------------------
Name: William A. Papenbrock
Title: Assistant Secretary


                                           RUST-OLEUM CORPORATION


                                           By Donald C. Fergusson
                                              ----------------------
                                              Donald C. Fergusson
                                              Chairman and President

Attest:


Michael T. Murphy
- - -----------------------------
Name: Michael T. Murphy
Title: Secretary

                                       DCF INVESTMENTS, L. P.,
                                       A DELAWARE LIMITED
                                       PARTNERSHIP


                                       By:  MPF Dynasty Trust for
                                            Donald, General Partner

                                               By: Donald C. Fergusson
                                                   -----------------------
                                                   Donald C. Fergusson,
                                                   not individually but
                                                   solely as Trustee



                                       JFP INVESTMENTS, L. P.,
                                       A DELAWARE LIMITED
                                       PARTNERSHIP

                                       By:  MPF Dynasty Trust for
                                            Jeanne, General Partner

                                               By: Jeanne F. Pettry
                                                   -----------------------
                                                   Jeanne F. Pettry,
                                                   not individually but
                                                   solely as Trustee



                                       SEF INVESTMENTS, L. P.,
                                       A DELAWARE LIMITED
                                       PARTNERSHIP

                                       By:  BAH Dynasty Trust for
                                            Sue, General Partner

                                               By: Sue Ellen Fergusson
                                                   -----------------------
                                                   Sue Ellen Fergusson,
                                                   not individually but
                                                   solely as Trustee



                                       LAM INVESTMENTS, L. P.,
                                       A DELAWARE LIMITED
                                       PARTNERSHIP


                                       By:  BAH Dynasty Trust for
                                            Laurel, General Partner

                                               By: Laurel McKahan
                                                   -----------------------
                                                   Laurel McKahan
                                                   not individually but
                                                   solely as Trustee

                                THE JFP DYNASTY TRUST
                                U/A/D 12/29/93



                                By: Sue Ellen Fergusson
                                    ---------------------------
                                    Sue Ellen Fergusson,
                                    not individually but
                                    solely as Trustee



                                THE JEANNE F. PETTRY 1988
                                FAMILY GIFT TRUST


                                By: Jeanne F. Pettry
                                    ---------------------------
                                    Jeanne F. Pettry,
                                    not individually but
                                    solely as Trustee



                                THE DONALD C. FERGUSSON
                                1988 FAMILY GIFT TRUST


                                By: Donald C. Fergusson
                                    ---------------------------
                                    Donald C. Fergusson,
                                    not individually but
                                    solely as Trustee



                                JEANNE F. PETTRY

                                Jeanne F. Pettry
                                ---------------------------
                                Jeanne F. Pettry



                                DONALD C. FERGUSSON

                                Donald C. Fergusson
                                ---------------------------
                                Donald C. Fergusson